Exhibit 10.1

DEBENTURE PURCHASE AGREEMENT

This Debenture Purchase Agreement (this “Agreement”) is dated as of December 23, 2008, between FLO Corporation, a Delaware corporation (the “Company”), and each purchaser identified on the signature pages hereto (each, including its successors and assigns, a “Purchaser” and collectively, the “Purchasers”).

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Company desires to issue and sell to each Purchaser, and each Purchaser, severally and not jointly, desires to purchase from the Company, securities of the Company as more fully described in this Agreement.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and each Purchaser agree as follows:

ARTICLE I.

DEFINITIONS

1.1 Definitions. In addition to the terms defined elsewhere in this Agreement: (a) capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Debentures (as defined herein), and (b) the following terms have the meanings set forth in this Section 1.1:

“12% Notes” means the 12% Senior Convertible Notes issued by the Company on or about April 3, 2008, May 8, 2008 and May 21, 2008 to the 12% Note Holders.

“12% Note Holders” means each of the holders of the 12% Notes.

“Acquiring Person” shall have the meaning ascribed to such term in Section 4.2.

“Action” shall have the meaning ascribed to such term in Section 3.1(j).

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Asset Sale” means the sale by the Company or any Subsidiary of any assets of the Company or any Subsidiary.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day except Saturday, Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Closing(s)” means the closing(s) of the purchase and sale of the Securities pursuant to Section 2.1 and any reference to “Closing” or “Closings” shall be construed to include the First Closing, the Optional Second Closing and the Final Closing unless only one such closing is expressly referred to.

“Closing Dates” means, collectively, the First Closing Date, the Optional Second Closing Date and the Final Closing Date.

“Closing Statement” means the Closing Statement in the form Annex A attached hereto.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the common stock of the Company, par value $0.001 per share, and any other class of securities into which such securities may hereafter be reclassified or changed into.

“Common Stock Equivalents” means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Company Counsel” means DLA Piper LLP (US), with offices located at 701 Fifth Avenue, Suite 7000, Seattle, Washington 98104.

“Debentures” means the 15% Senior Secured Original Issue Discount Debentures due, subject to the terms therein, March 31, 2009, issued by the Company to the Purchasers hereunder, in the form of Exhibit A attached hereto.

“Disclosure Schedules” shall have the meaning ascribed to such term in Section 3.1.

“Evaluation Date” shall have the meaning ascribed to such term in Section 3.1(r).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Final Closing” shall have the meaning set forth in Section 2.1.

“Final Closing Date” means the date of the Final Closing.

“First Closing” shall have the meaning set forth in Section 2.1.

“First Closing Date” means the date of the First Closing.

“FWS” means Feldman Weinstein & Smith LLP with offices located at 420 Lexington Avenue, Suite 2620, New York, New York 10170-0002.

“GAAP” shall have the meaning ascribed to such term in Section 3.1(h).

“Indebtedness” shall have the meaning ascribed to such term in Section 3.1(v).

“Intellectual Property Rights” shall have the meaning ascribed to such term in Section 3.1(o).

“Intercreditor and Subordination Agreement” means the Intercreditor and Subordination Agreement, by and among, the Company, each Subsidiary and each Non-Participating 12% Note Holder in favor of each of the Purchasers, attached hereto as Exhibit E.

“Letter of Intent” means an executed letter of intent from at least one prospective purchaser with respect to the Asset Sale, which letter of intent (i) shall contemplate a transaction with gross cash proceeds equal to at least $3 million and a target closing date no later than the two month anniversary of the date of such letter of intent and (ii) be reasonably acceptable to Purchasers holding at least 75% of the then outstanding principal amount of the Debentures.

“Liens” means a lien, charge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Material Adverse Effect” shall have the meaning assigned to such term in Section 3.1(b).

“Material Permits” shall have the meaning ascribed to such term in Section 3.1(m).

“Maximum Rate” shall have the meaning ascribed to such term in Section 5.16.

“Non-Participating 12% Note Holder” means any 12% Note Holder that is not a Purchaser hereunder.

“Optional Second Closing” shall have the meaning set forth in Section 2.1.

“Optional Second Closing Date” means the date of the Optional Second Closing.

“Participating 12% Note Holder” means each of the 12% Note Holders that is also a Purchaser hereunder.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Principal Amount” means, as to each Purchaser, the amounts set forth opposite such Purchaser’s name on Schedule A hereto next to the heading “Principal Amount,” in United States Dollars, which shall equal such Purchaser’s Subscription Amount multiplied by 1.1765.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an informal investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Purchaser Party” shall have the meaning ascribed to such term in Section 4.5.

“Required Approvals” shall have the meaning ascribed to such term in Section 3.1(e).

“SEC Reports” shall have the meaning ascribed to such term in Section 3.1(h).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” means the Security Agreement, dated the date hereof, among the Company and the Purchasers, in the form of Exhibit B attached hereto.

“Security Documents” shall mean the Security Agreement and any other documents and filing required thereunder in order to grant the Purchasers a first priority security interest in the assets of the Company and the Subsidiaries as provided in the Security Agreement, including all UCC-1 filing receipts.

“Subscription Amount” means, as to each Purchaser, the aggregate amount to be paid in the First Closing, the Optional Second Closing and the Final Closing for Debentures purchased hereunder as specified opposite such Purchaser’s name on Schedule A hereto and below the headings “First Closing Subscription Amount”, the “Optional Second Closing Subscription Amount” and “Final Closing Subscription Amount” in United States dollars and in immediately available funds and, as to each Purchaser hereunder that is a Participating 12% Note Holder, through the cancellation of the outstanding principal amount plus accrued but unpaid interest on such Purchaser’s 12% Note. As to each Purchaser, such Purchaser’s cash Subscription Amount for each Closing shall be equal to such Purchaser’s pro-rata portion of the aggregate cash Subscription Amount for the applicable Closing (based on the initial principal amount of such Purchaser’s 12% Notes and the initial aggregate principal amount of all 12% Notes). Each Purchaser’s cash Subscription Amount and Subscription Amount payable for each Purchaser through the cancellation of its 12% Note at each Closing hereunder shall be as set forth on Schedule A attached hereto.

“Subsidiary” means any subsidiary of the Company as set forth on Schedule 3.1(a) and shall, where applicable, also include any direct or indirect subsidiary of the Company formed or acquired after the date hereof.

“Subsidiary Guarantee” means the Subsidiary Guarantee, dated the date hereof, by each Subsidiary in favor of the Purchasers, in the form of Exhibit C attached hereto.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the American Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board.

“Transaction Documents” means this Agreement, the Debentures, the Security Agreement, the Subsidiary Guarantee, all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated hereunder.

“Transfer Agent” means Computershare Trust Company, N.A., c/o Computershare, Inc., the current transfer agent of the Company, with a mailing address of 350 Indiana Street, Suite 800, Golden, Colorado 80401 and a facsimile number of (214) 343-4008, and any successor transfer agent of the Company.

ARTICLE II.

PURCHASE AND SALE

2.1 Closing. On the Closing Dates, upon the terms and subject to the conditions set forth herein, substantially concurrent with the execution and delivery of this Agreement by the parties hereto, the Company agrees to sell, and the Purchasers, severally and not jointly, agree to purchase, Debentures for an aggregate Subscription Amount of up to $7,239,639.48, up to $600,000 of which shall represent Subscription Amounts payable in cash. Each Purchaser shall deliver to the Company via wire transfer or a certified check of immediately available funds equal to its cash Subscription Amount as to the applicable Closing (as set forth on Schedule A hereto)) and the Company shall deliver to each Purchaser its respective Debenture, as determined pursuant to Section 2.2(a), and the Company and each Purchaser shall deliver the other items set forth in Section 2.2 deliverable at each Closing. As to each Purchaser, such Purchaser’s cash Subscription Amount for each Closing shall be equal to such Purchaser’s pro-rata portion of the aggregate cash Subscription Amount for the applicable Closing (based on the initial principal amount of such Purchaser’s 12% Notes and the initial aggregate principal amount of all 12% Notes). The Closings shall take place in multiple stages as set forth below (respectively, the “First Closing”, the “Optional Second Closing” and the “Final Closing”). Upon satisfaction of the covenants and conditions set forth in Sections 2.2 and 2.3, each Closing shall occur at the offices of FWS or such other location as the parties shall mutually agree.

(a) First Closing. The First Closing aggregate Subscription Amount shall be for up to $1,809,909.87 (up to $150,000 of which shall represent Subscription Amounts payable in cash) and shall occur on, or as soon as reasonably practicable following, the date hereof.

(b) Optional Second Closing. The Optional Second Closing aggregate Subscription Amount shall be for up to $5,429,729.61 (up to $450,000 of which shall represent Subscription Amounts payable in cash and subject to increase as described in Section 2.3(b)(iv)) and shall occur at any time after the First Closing Date and prior to the Final Closing Date, at the option of the Purchasers holding at least 75% of the then outstanding principal amount of the Debentures and each such participating Purchaser shall purchase up to such Purchaser’s pro-rata share of the aggregate Subscription Amount of such Optional Second Closing.

(c) Final Closing. The Final Closing aggregate Subscription Amount shall be for up to $5,429,729.61 minus the aggregate Subscription Amount of any Optional Second Closing (up to $450,000 of which shall represent Subscription Amounts payable in cash and subject to increase as described in Section 2.3(b)(iv)), and shall occur on or prior to the earlier of (i) March 23, 2009, and (ii) the date the Company shall have received at least one executed Letter of Intent and is continuing negotiations with respect to the Letter of Intent in good faith, provided that (i) the conditions set forth in Section 2.3 herein have been satisfied and (ii) each Purchaser shall have delivered such Purchaser’s Subscription Amount for the Final Closing to the Company.

2.2 Deliveries.

(d) On or prior to each Closing Date (except as otherwise specified), the Company shall deliver or cause to be delivered to each Purchaser the following:

(i) as to the First Closing only, this Agreement duly executed by the Company;

(ii) a legal opinion of Company Counsel, substantially in the form of Exhibit D attached hereto;

(iii) a Debenture (a “Series A Debenture”) with a principal amount equal to such Purchaser’s Principal Amount (based on its cash Subscription Amount as to such Closing), registered in the name of such Purchaser;

(iv) as to the First Closing only, a Debenture (a “Series B Debenture”) with a principal amount equal to such Purchaser’s Subscription Amount under Column 5 on Schedule A hereto multiplied by 1.1765, registered in the name of such Purchaser;

(v) as to any Optional Second Closing or Final Closing, a Series B Debenture with a principal amount equal to such Purchaser’s Subscription Amount under Column 9 on Schedule A hereto multiplied by 1.1765, registered in the name of such Purchaser; and

(vi) as to the First Closing only, the Security Agreement, duly executed by the Company, along with all of the Security Documents, duly executed by the parties thereto.

(e) On or prior to each Closing Date (except as otherwise specified), each Purchaser shall deliver or cause to be delivered to the Company the following:

(i) as to the First Closing only, this Agreement duly executed by such Purchaser;

(ii) such Purchaser’s cash Subscription Amount as to the applicable Closing, by wire transfer to the account as specified in writing by the Company; and

(iii) as to the First Closing only, the Security Agreement duly executed by such Purchaser.

2.3 Closing Conditions.

(a) The obligations of the Company hereunder in connection with each Closing are subject to the following conditions being met:

(i) the accuracy in all material respects on each Closing Date of the representations and warranties of the Purchasers contained herein (unless as of a specific date therein),;

(ii) all obligations, covenants and agreements of each Purchaser required to be performed at or prior to each Closing Date shall have been performed ; and

(iii) the delivery by each Purchaser of the items set forth in Section 2.2(b) of this Agreement.

(b) The respective obligations of the Purchasers hereunder in connection with each Closing are subject to the following conditions being met:

(i) the accuracy in all material respects when made and on the Closing Date of the representations and warranties of the Company contained herein (unless as of a specific date therein), and the Company shall deliver each Purchaser an officer’s certificate with respect thereto;

(ii) all obligations, covenants and agreements of the Company required to be performed at or prior to each Closing Date shall have been performed, and the Company shall deliver each Purchaser an officer’s certificate with respect thereto;

(iii) the delivery by the Company of the items set forth in Section 2.2(a) of this Agreement;

(iv) as to the Optional Second Closing and Final Closing, the Company shall have delivered each Purchaser an updated Schedule A, which reflects additional interest that has accrued under such Purchaser’s 12% Note;

(v) as to the Final Closing, such Closing shall occur on or before March 23, 2009;

(vi) as to the Final Closing, the Company shall have received at least one executed Letter of Intent and is continuing negotiations with respect to the Letter of Intent in good faith;

(vii) as of the applicable Closing Date, there shall have been no Material Adverse Effect with respect to the Company since the date hereof;

(viii) from the date hereof to the applicable Closing Date, trading in securities generally as reported by Bloomberg L.P. shall not have been suspended or limited, or minimum prices shall not have been established on securities whose trades are reported by such service, or on any Trading Market, nor shall a banking moratorium have been declared either by the United States or New York State authorities nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity of such magnitude in its effect on, or any material adverse change in, any financial market which, in each case, in the reasonable judgment of each Purchaser, makes it impracticable or inadvisable to purchase the Debentures at the applicable Closing; and

(ix) as to the Optional Second Closing Date and the Final Closing Date, the Company shall have received the executed Intercreditor and Subordination Agreement from each of the Non-Participating 12% Note Holders.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Company. Except as set forth in the Disclosure Schedules, which Disclosure Schedules shall be deemed a part hereof and shall qualify any representation or otherwise made herein to the extent of the disclosure contained in the corresponding section of the Disclosure Schedules, the Company hereby makes the following representations and warranties as of the date hereof and as of the applicable Closing Date to each Purchaser:

(a) Subsidiaries. All of the direct and indirect subsidiaries of the Company are set forth on Schedule 3.1(a). The Company owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary free and clear of any Liens, and all of the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities. If the Company has no subsidiaries, all other references to the Subsidiaries or any of them in the Transaction Documents shall be disregarded.

(b) Organization and Qualification. The Company and each of the Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither the Company nor any Subsidiary is in violation nor default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. Each of the Company and the Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in: (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document (any of (i), (ii) or (iii), a “Material Adverse Effect”) and no Proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

(c) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of each of the Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, the Board of Directors or the Company’s stockholders in connection therewith. Each Transaction Document to which it is a party has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(d) No Conflicts. The execution, delivery and performance by the Company of the Transaction Documents, the issuance and sale of the Debentures and the consummation by it to which it is a party of the other transactions contemplated hereby and thereby do not and will not: (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) subject to the Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

(e) Filings, Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than filings set forth on Schedule 3.1(e) hereto, if any (collectively, the “Required Approvals”).

(f) Issuance of the Debentures. The Debentures are duly authorized and, when issued and paid for in accordance with the applicable Transaction Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company other than restrictions on transfer provided for in the Transaction Documents.

(g) Capitalization. The capitalization of the Company as of the date hereof is as set forth on Schedule 3.1(g), which Schedule 3.1(g) shall also include the number of shares of Common Stock owned beneficially, and of record, by Affiliates of the Company as of the date hereof. The Company has not issued any capital stock since its most recently filed periodic report under the Exchange Act, other than pursuant to the exercise of employee stock options under the Company’s stock option plans, the issuance of shares of Common Stock to employees pursuant to the Company’s employee stock purchase plans and pursuant to the conversion and/or exercise of Common Stock Equivalents outstanding as of the date of the most recently filed periodic report under the Exchange Act. No Person has any right of first refusal, preemptive right, right of participation, or any similar right granted by the Company to participate in the transactions contemplated by the Transaction Documents. Except as a result of the purchase and sale of the Debentures, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire any shares of Common Stock, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of Common Stock or Common Stock Equivalents. The issuance and sale of the Debentures will not obligate the Company to issue shares of Common Stock or other securities to any Person (other than the Purchasers) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under any of such securities. All of the outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. There are no stockholders agreements, voting agreements or other similar agreements with respect to the Company’s capital stock to which the Company is a party or, to the knowledge of the Company, between or among any of the Company’s stockholders.

(h) SEC Reports; Financial Statements. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, together with the Company’s registration statement on Form 10-SB, as amended, filed with the Commission, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP or may be condensed or summary statements, and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial year-end audit adjustments.

(i) Material Changes; Undisclosed Events, Liabilities or Developments. Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in a subsequent SEC Report filed prior to the date hereof: (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or disclosed in filings made with the Commission, (iii) the Company has not altered its method of accounting, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) the Company has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Company stock option plans. The Company does not have pending before the Commission any request for confidential treatment of information. Except for the issuance of the Debentures contemplated by this Agreement or as set forth on Schedule 3.1(i), no event, liability or development has occurred or exists with respect to the Company or its Subsidiaries or their respective business, properties, operations or financial condition, that would be required to be disclosed by the Company under applicable securities laws at the time this representation is made or deemed made that has not been publicly disclosed at least 1 Trading Day prior to the date that this representation is made.

(j) Litigation. There is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Debentures or (ii) could, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any Subsidiary, nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the Commission involving the Company. To the knowledge of the Company there has not been, and there is not pending or contemplated, any investigation by the Commission involving any current or former director or officer of the Company. The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the Exchange Act or the Securities Act.

(k) Labor Relations. No material labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company, which could reasonably be expected to result in a Material Adverse Effect. None of the Company’s or its Subsidiaries’ employees is a member of a union that relates to such employee’s relationship with the Company or such Subsidiary, and neither the Company nor any of its Subsidiaries is a party to a collective bargaining agreement, and the Company and its Subsidiaries believe that their relationships with their employees are good. No executive officer, to the knowledge of the Company, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant in favor of any third party, and the continued employment of each such executive officer does not subject the Company or any of its Subsidiaries to any liability with respect to any of the foregoing matters. The Company and its Subsidiaries are in compliance with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(l) Compliance. Except as set forth on Schedule 3.1(l), neither the Company nor any Subsidiary: (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any order of any court, arbitrator or governmental body or (iii) is or has been in violation of any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws applicable to its business and all such laws that affect the environment, except in each case as could not have or reasonably be expected to result in a Material Adverse Effect.

(m) Regulatory Permits. The Company and the Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the SEC Reports, except where the failure to possess such permits could not reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit.

(n) Title to Assets. The Company and the Subsidiaries have good and marketable title in fee simple to all real property owned by them and good and marketable title in all personal property owned by them that is material to the business of the Company and the Subsidiaries, in each case free and clear of all Liens, except for Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and the Subsidiaries and Liens for the payment of federal, state or other taxes, the payment of which is neither delinquent nor subject to penalties. Any real property and facilities held under lease by the Company and the Subsidiaries are held by them under valid, subsisting and enforceable leases with which, to its knowledge, the Company and the Subsidiaries are in compliance.

(o) Patents and Trademarks. The Company and the Subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights as described in the SEC Reports as necessary or material for use in connection with their respective businesses and which the failure to so have could reasonably be expected to have a Material Adverse Effect (collectively, the “Intellectual Property Rights”). Neither the Company nor any Subsidiary has received a notice (written or otherwise) that any of the Intellectual Property Rights used by the Company or any Subsidiary violates or infringes upon the rights of any Person. To the knowledge of the Company, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights. The Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(p) Insurance. The Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company and the Subsidiaries are engaged, including, but not limited to, directors and officers insurance coverage at least equal to the aggregate Subscription Amount. Neither the Company nor any Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

(q) Transactions With Affiliates and Employees. Except as set forth in the SEC Reports, none of the officers or directors of the Company and, to the knowledge of the Company, none of the employees of the Company is presently a party to any transaction with the Company or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of $120,000 other than for: (i) payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company and (iii) other employee benefits, including stock option agreements under any stock option plan of the Company.

(r) Sarbanes-Oxley; Internal Accounting Controls. The Company is in material compliance with all provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it as of each Closing Date. The Company and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and designed such disclosure controls and procedures to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms. The Company’s certifying officers have evaluated the effectiveness of the Company’s disclosure controls and procedures as of the end of the period covered by the Company’s most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”). The Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no changes in the Company’s internal control over financial reporting (as such term is defined in the Exchange Act) that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(s) Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents. The Purchasers shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by the Transaction Documents.

(t) Application of Takeover Protections. The Company and the Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s certificate of incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to the Purchasers as a result of the Purchasers and the Company fulfilling their obligations or exercising their rights under the Transaction Documents, including without limitation as a result of the Company’s issuance of the Debentures and the Purchasers’ ownership of the Debentures.

(u) Disclosure. Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents, and except with respect to information on the Disclosure Schedules hereto that was disclosed under a written confidentiality agreement executed by the Purchasers that expressly survives the Closing, the Company confirms that neither it nor any other Person acting on its behalf has provided any of the Purchasers or their agents or counsel with any information that it believes constitutes or might constitute material, non-public information. The Company understands and confirms that the Purchasers will rely on the foregoing representation in effecting transactions in securities of the Company. All disclosure furnished by or on behalf of the Company to the Purchasers regarding the Company, its business and the transactions contemplated hereby, including the Disclosure Schedules to this Agreement, when taken as a whole, is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The press releases disseminated by the Company during the twelve months preceding the date of this Agreement taken as a whole do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made and when made, not misleading. The Company acknowledges and agrees that no Purchaser makes or has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 3.2 hereof.

(v) Solvency. Except as set forth on Schedule 3.1(v)(i), the Company has no knowledge of any facts or circumstances which lead it to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within one year from the applicable Closing Date. Schedule 3.1(v) sets forth as of the date hereof all outstanding secured and unsecured Indebtedness of the Company or any Subsidiary, or for which the Company or any Subsidiary has commitments, as well as the amounts and types of any other outstanding liabilities (including the due dates thereof). For the purposes of this Agreement, “Indebtedness” means (x) any liabilities for borrowed money or amounts owed in excess of $50,000 (other than trade accounts payable incurred in the ordinary course of business), (y) all guaranties, endorsements and other contingent obligations in respect of indebtedness of others, whether or not the same are or should be reflected in the Company’s balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (z) the present value of any lease payments in excess of $50,000 due under leases required to be capitalized in accordance with GAAP. Neither the Company nor any Subsidiary is in default with respect to any Indebtedness.

(w) Tax Status. Except for matters that would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, the Company and each Subsidiary has filed all necessary federal, state and foreign income and franchise tax returns and has paid or accrued all taxes shown as due thereon, and the Company has no knowledge of a tax deficiency which has been asserted or threatened against the Company or any Subsidiary.

(x) Foreign Corrupt Practices. Neither the Company, nor to the knowledge of the Company, any agent or other person acting on behalf of the Company, has: (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company (or made by any person acting on its behalf of which the Company is aware) which is in violation of law or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

(y) Accountants. The Company’s accounting firm is set forth on Schedule 3.1(y) of the Disclosure Schedules. To the knowledge and belief of the Company, such accounting firm: (i) is a registered public accounting firm as required by the Exchange Act and (ii) shall express its opinion with respect to the financial statements to be included in the Company’s Annual Report for the year ending December 31, 2008.

(z) Seniority. As of each Closing Date, no Indebtedness or other claim against the Company is senior to the Debentures in right of payment, whether with respect to interest or upon liquidation or dissolution, or otherwise, other than indebtedness secured by purchase money security interests (which is senior only as to underlying assets covered thereby) and capital lease obligations (which is senior only as to the property covered thereby).

(aa) No Disagreements with Accountants and Lawyers. There are no disagreements of any kind presently existing, or reasonably anticipated by the Company to arise, between the Company and the accountants and lawyers formerly or presently employed by the Company and the Company is current with respect to any fees owed to its accountants and lawyers which could affect the Company’s ability to perform any of its obligations under any of the Transaction Documents.

(bb) Acknowledgment Regarding Purchasers’ Purchase of Debentures. The Company acknowledges and agrees that each of the Purchasers is acting solely in the capacity of an arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated thereby. The Company further acknowledges that no Purchaser is acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated thereby and any advice given by any Purchaser or any of their respective representatives or agents in connection with the Transaction Documents and the transactions contemplated thereby is merely incidental to the Purchasers’ purchase of the Debentures. The Company further represents to each Purchaser that the Company’s decision to enter into this Agreement and the other Transaction Documents has been based solely on the independent evaluation of the transactions contemplated hereby by the Company and its representatives.

(cc) Stock Option Plans. Each stock option granted by the Company under the Company’s stock option plan was granted (i) in accordance with the terms of the Company’s stock option plan and (ii) with an exercise price at least equal to the fair market value of the Common Stock on the date such stock option would be considered granted under GAAP and applicable law. No stock option granted under the Company’s stock option plan has been backdated. The Company has not knowingly granted, and there is no and has been no Company policy or practice to knowingly grant, stock options prior to, or otherwise knowingly coordinate the grant of stock options with, the release or other public announcement of material information regarding the Company or its Subsidiaries or their financial results or prospects.

(dd) Equal Consideration. No consideration has been offered or paid to any person to amend or consent to a waiver, modification, forbearance or otherwise of any provision of any of the agreements between the Company and the 12% Note Holders.

(ee) Listing and Maintenance Requirements. The Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has the Company received any notification that the Commission is contemplating terminating such registration. The Company has not, in the 12 months preceding the date hereof, received notice from any Trading Market on which the Common Stock is or has been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such Trading Market.

3.2 Representations and Warranties of the Purchasers. Each Purchaser, for itself and for no other Purchaser, hereby represents and warrants as of the date hereof and as of each Closing Date to the Company as follows (unless as of a specific date therein):

(a) Organization; Authority. Such Purchaser is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with full right, corporate or partnership power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of the Transaction Documents and performance by such Purchaser of the transactions contemplated by the Transaction Documents have been duly authorized by all necessary corporate or similar action on the part of such Purchaser. Each Transaction Document to which it is a party has been duly executed by such Purchaser, and when delivered by such Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of such Purchaser, enforceable against it in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b) Purchaser Status. At the time such Purchaser was offered the Debentures, it was, and as of the date hereof it is: (i) an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act. Such Purchaser is not required to be registered as a broker-dealer under Section 15 of the Exchange Act.

(c) No Conflicts. The execution, delivery and performance by such Purchaser of the Transaction Documents to which it is a party and the consummation by such Purchaser of the transactions contemplated hereby and thereby will not (i) result in a violation of the organizational documents of such Purchaser or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such Purchaser is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to such Purchaser, except in the case of clauses (i), (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Purchaser to perform its obligations under the Transaction Documents.

ARTICLE IV.

OTHER AGREEMENTS OF THE PARTIES

4.1 Securities Laws Disclosure; Publicity. The Company shall, by 8:30 a.m. (New York City time) on the Trading Day immediately following the date hereof, issue a Current Report on Form 8-K, disclosing the material terms of the transactions contemplated hereby, and including the Transaction Documents as exhibits thereto (provided, however, the Company shall not be required to disclose any information on the Disclosure Schedules hereto that was disclosed under a written confidentiality agreement executed by the Purchasers that expressly survives the Closing). By 8:30 a.m. (New York time) on the Trading Day immediately following the consummation of each Closing, the Company shall file a Current Report on Form 8-K disclosing the occurrence and material terms of such Closing. The Company and each Purchaser shall consult with each other in issuing any other press releases with respect to the transactions contemplated hereby, and neither the Company nor any Purchaser shall issue any such press release nor otherwise make any such public statement without the prior consent of the Company, with respect to any press release of any Purchaser, or without the prior consent of each Purchaser, with respect to any press release of the Company, which consent shall not unreasonably be withheld or delayed, except if such disclosure is required by law, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication. Notwithstanding the foregoing, the Company shall not publicly disclose the name of any Purchaser, or include the name of any Purchaser in any filing with the Commission or any regulatory agency or Trading Market, without the prior written consent of such Purchaser, except: (a) as required by federal securities law in connection with the filing of final Transaction Documents (including signature pages thereto) with the Commission and (b) to the extent such disclosure is required by law or Trading Market regulations, in which case the Company shall provide the Purchasers with prior notice of such disclosure permitted under this clause (b).

4.2 Shareholder Rights Plan. No claim will be made or enforced by the Company or, with the consent of the Company, any other Person, that any Purchaser is an “Acquiring Person” under any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or similar anti-takeover plan or arrangement in effect or hereafter adopted by the Company, or that any Purchaser could be deemed to trigger the provisions of any such plan or arrangement, by virtue of receiving Debentures under the Transaction Documents or under any other agreement between the Company and the Purchasers.

4.3 Non-Public Information. Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents (and, except for information included on the Disclosure Schedules hereto that was disclosed under a written confidentiality agreement executed by the Purchasers that expressly survives the Closing), the Company covenants and agrees that neither it, nor any other Person acting on its behalf, will provide any Purchaser or its agents or counsel with any information that the Company believes constitutes material non-public information, unless prior thereto such Purchaser shall have executed a written agreement regarding the confidentiality and use of such information. The Company understands and confirms that each Purchaser shall be relying on the foregoing covenant in effecting transactions in securities of the Company.

4.4 Use of Proceeds. Except as set forth on Schedule 4.4 attached hereto, the Company shall use the net proceeds from the sale of the Debentures hereunder for working capital purposes and shall not use such proceeds for: (a) the satisfaction of any portion of the Company’s debt (other than payment of trade payables in the ordinary course of the Company’s business and prior practices), (b) the redemption of any Common Stock or Common Stock Equivalents or (c) the settlement of any outstanding litigation.

4.5 Indemnification of Purchasers. Subject to the provisions of this Section 4.5, the Company will indemnify and hold each Purchaser and its directors, officers, shareholders, members, partners, employees and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls such Purchaser (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, partners or employees (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling persons (each, a “Purchaser Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any such Purchaser Party may suffer or incur as a result of or relating to (a) any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or in the other Transaction Documents or (b) any action instituted against a Purchaser in any capacity, or any of them or their respective Affiliates, by any stockholder of the Company who is not an Affiliate of such Purchaser, with respect to any of the transactions contemplated by the Transaction Documents (unless such action is based upon a breach of such Purchaser’s representations, warranties or covenants under the Transaction Documents or any agreements or understandings such Purchaser may have with any such stockholder or any violations by the Purchaser of state or federal securities laws or any conduct by such Purchaser which constitutes fraud, gross negligence, willful misconduct or malfeasance). If any action shall be brought against any Purchaser Party in respect of which indemnity may be sought pursuant to this Agreement, such Purchaser Party shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to the Purchaser Party. Any Purchaser Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Purchaser Party except to the extent that (i) the employment thereof has been specifically authorized by the Company in writing, (ii)

the Company has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of such separate counsel, a material conflict on any material issue between the position of the Company and the position of such Purchaser Party, in which case the Company shall be responsible for the reasonable fees and expenses of no more than one such separate counsel. The Company will not be liable to any Purchaser Party under this Agreement (y) for any settlement by a Purchaser Party effected without the Company’s prior written consent, which shall not be unreasonably withheld or delayed; or (z) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Purchaser Party’s breach of any of the representations, warranties, covenants or agreements made by such Purchaser Party in this Agreement or in the other Transaction Documents.

4.6 Equal Treatment of Purchasers. No consideration (including any modification of any Transaction Document) shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of any of the Transaction Documents unless the same consideration is also offered to all of the parties to the Transaction Documents. Further, the Company shall not make any payment of principal or interest on the Debentures in amounts which are disproportionate to the respective principal amounts outstanding on the Debentures at any applicable time. For clarification purposes, this provision constitutes a separate right granted to each Purchaser by the Company and negotiated separately by each Purchaser, and is intended for the Company to treat the Purchasers as a class and shall not in any way be construed as the Purchasers acting in concert or as a group with respect to the purchase, disposition or voting of Debentures or otherwise.

4.7 Asset Sale. Upon the consummation of the Asset Sale, the Company shall cause the gross proceeds of such Asset Sale to be placed directly into an escrow account by the purchaser in such transaction and distributed pursuant to the terms of an escrow agreement entered into prior to such Asset Sale that reflects the priorities and rankings set forth in the Debentures and the Intercreditor and Subordination Agreement, the terms of which shall be acceptable to the Purchasers.

4.8 Consent of the 12% Note Holders. In connection with the transactions contemplated by the Transaction Documents, each of the 12% Note Holders hereby consent to the issuance of the Debentures hereunder and consents that the Debentures shall be senior to the 12% Notes.

4.9 Subsidiaries. As of the date of the First Closing, the Company does not have any Subsidiaries. The Company hereby agrees that it shall immediately cause each of its Subsidiaries formed or acquired on or subsequent to the date hereof and prior to the date all Obligations (as defined in the Security Agreement) have been indefeasibly satisfied in full, to become a party to the Security Agreement and to execute and deliver each Purchaser the Subsidiary Guarantee.

4.10 Default. As of the date of this Agreement, the Company acknowledges that an event of default exists and is continuing under the 12% Notes by virtue of its failure to file its Form 10-Q for the quarter ended September 30, 2008 (the “Existing Default”). Subject to the

terms and conditions herein, and as partial consideration for the transactions contemplated hereby, each Purchaser hereby waives, severally, and not jointly, the Existing Default. Except as expressly set forth in this Agreement, nothing herein shall be deemed a waiver, modification or amendment to any agreements between the Company and the Purchasers.

ARTICLE V.

MISCELLANEOUS

5.1 Termination. This Agreement may be terminated by any Purchaser, as to such Purchaser’s obligations hereunder only and without any effect whatsoever on the obligations between the Company and the other Purchasers, by written notice to the other parties, if the First Closing has not been consummated on or before December 24, 2008; provided, however, that such termination will not affect the right of any party to sue for any breach by the other party (or parties).

5.2 Fees and Expenses. At the First Closing, the Company has agreed to reimburse Midsummer Capital, LLC (“Midsummer”) the non-accountable sum of $10,000 for its legal fees and expenses, none of which has been paid prior to the Closing. The Company shall deliver to each Purchaser, prior to the First Closing, a completed and executed copy of the Closing Statement, attached hereto as Annex A. Except as expressly set forth in the Transaction Documents to the contrary, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. The Company shall pay all Transfer Agent fees, stamp taxes and other taxes and duties levied in connection with the delivery of any Debentures to the Purchasers.

5.3 Entire Agreement. The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

5.4 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto prior to 5:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (c) the second (2nd) Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto.

5.5 Amendments; Waivers. No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, by the Company and the Purchasers holding at least 75% in interest of the Debentures then outstanding. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

5.6 Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

5.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of each Purchaser (other than by merger). Any Purchaser may assign any or all of its rights under this Agreement to any Person to whom such Purchaser assigns or transfers any Debentures, provided that such transferee agrees in writing to be bound, with respect to the transferred Debentures, by the provisions of the Transaction Documents that apply to the “Purchasers.”

5.8 No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set forth in Section 4.5.

5.9 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If either party shall commence an action or proceeding to enforce any provisions of the Transaction Documents, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

5.10 Survival. The representations and warranties contained herein shall survive the Closing and the delivery of the Debentures for the applicable statute of limitations.

5.11 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

5.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

5.13 Replacement of Debentures. If any certificate or instrument evidencing any Debentures is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof (in the case of mutilation), or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction. The applicant for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs (including customary indemnity) associated with the issuance of such replacement Debentures.

5.14 Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Purchasers and the Company will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in the Transaction Documents and hereby agrees to waive and not to assert in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

5.15 Payment Set Aside. To the extent that the Company makes a payment or payments to any Purchaser pursuant to any Transaction Document or a Purchaser enforces or exercises its rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

5.16 Usury. To the extent it may lawfully do so, the Company hereby agrees not to insist upon or plead or in any manner whatsoever claim, and will resist any and all efforts to be compelled to take the benefit or advantage of, usury laws wherever enacted, now or at any time hereafter in force, in connection with any claim, action or proceeding that may be brought by any Purchaser in order to enforce any right or remedy under any Transaction Document. Notwithstanding any provision to the contrary contained in any Transaction Document, it is expressly agreed and provided that the total liability of the Company under the Transaction Documents for payments in the nature of interest shall not exceed the maximum lawful rate authorized under applicable law (the “Maximum Rate”), and, without limiting the foregoing, in no event shall any rate of interest or default interest, or both of them, when aggregated with any other sums in the nature of interest that the Company may be obligated to pay under the Transaction Documents exceed such Maximum Rate. It is agreed that if the maximum contract rate of interest allowed by law and applicable to the Transaction Documents is increased or decreased by statute or any official governmental action subsequent to the date hereof, the new maximum contract rate of interest allowed by law will be the Maximum Rate applicable to the Transaction Documents from the effective date forward, unless such application is precluded by applicable law. If under any circumstances whatsoever, interest in excess of the Maximum Rate is paid by the Company to any Purchaser with respect to indebtedness evidenced by the Transaction Documents, such excess shall be applied by such Purchaser to the unpaid principal balance of any such indebtedness or be refunded to the Company, the manner of handling such excess to be at such Purchaser’s election.

5.17 Independent Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser under any Transaction Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance or non-performance of the obligations of any other Purchaser under any Transaction Document. Nothing contained herein or in any other Transaction Document, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Purchaser shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose. Each Purchaser has been represented by its own separate legal counsel in their review and negotiation of the Transaction Documents. For reasons of administrative convenience only, Purchasers and their respective counsel have chosen to communicate with the Company through FWS. FWS does not represent all of the Purchasers but only Midsummer. The Company has elected to provide all Purchasers with the same terms and Transaction Documents for the convenience of the Company and not because it was required or requested to do so by the Purchasers.

5.18 Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

5.19 Construction. The parties agree that each of them and/or their respective counsel has reviewed and had an opportunity to revise the Transaction Documents and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Transaction Documents or any amendments hereto.

5.20 WAIVER OF JURY TRIAL. IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Debenture Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

FLO CORPORATION	Address for Notice:

By:	Fax:
Name:
Title:
With a copy to (which shall not constitute notice):

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGE FOR PURCHASER FOLLOWS]

[PURCHASER SIGNATURE PAGES TO FLRP DEBENTURE PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the undersigned have caused this Debenture Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser:

Signature of Authorized Signatory of Purchaser:

Name of Authorized Signatory:

Title of Authorized Signatory:

Email Address of Authorized Signatory:

Facsimile Number of Authorized Signatory:

Address for Notice of Purchaser:

Address for Delivery of Securities for Purchaser (if not same as address for notice):

EIN Number: [PROVIDE THIS UNDER SEPARATE COVER]

[SIGNATURE PAGES CONTINUE]

Annex A

CLOSING STATEMENT

Pursuant to the attached Debenture Purchase Agreement, dated as of the date hereto, the purchasers shall purchase Debentures from FLO Corporation, a Delaware corporation (the “Company”) for an aggregate cash Subscription Amount of up to $600,000. All funds will be wired into an account maintained by the Company. All funds will be disbursed in accordance with this Closing Statement.

Disbursement Date: December 23, 2008

I. PURCHASE PRICE
	Gross Proceeds to be Received		$129,438
II. DISBURSEMENTS
	Feldman, Weinstein & Smith (counsel to Midsummer and deducted from Midsummer’s cash Subscription Amount)		$10,000
	DLA Piper LLP (US)		$25,000
		$
		$
		$

Total Amount Disbursed:		$

WIRE INSTRUCTIONS:

To:

To:

Schedule A

			FIRST CLOSING				OPTIONAL / FINAL CLOSING				TOTALS
Holder	Original Stated Value of 12% Sr. Convertible Notes	% Ownership	Cash subscription amount	Series A Debenture Principal Amount	Other Subscription (25% of principal amount plus accrued but unpaid interest under 12% Note)	Series B Debenture Principal Amount	Cash subscription amount	Series A Debenture Principal Amount	Other Subscription (75% of principal amount plus accrued but unpaid interest under 12% Note)	Series B Debenture Principal Amount	Cash Subscription Amount	Series A Debenture Principal Amount
Midsummer Ventures, LP	$1,750,000	24.5%	$36,791	$43,283	470,895.83	553,995.10	$110,373	$129,850	1,412,687.50	1,661,985.29	$147,163	$173,133
Enable Growth Partners LP	$1,125,000	15.8%	$23,651	$27,825	302,718.75	356,139.71	$70,954	$83,475	908,156.25	1,068,419.12	$94,605	$111,300
Vicis Capital Master Fund	$1,006,500	14.1%	$21,160	$24,894	270,832.38	318,626.32	$63,480	$74,682	812,497.13	955,878.97	$84,640	$99,576
SXJE LLC	$1,000,000	14.0%	$21,023	$24,733	271,916.67	319,901.96	$63,070	$74,200	815,750.00	959,705.88	$84,093	$98,933
International Ram Associates LC	$325,000	4.6%	$6,833	$8,038	87,452.08	102,884.80	$20,498	$24,115	262,356.25	308,654.41	$27,330	$32,153
Enable Opportunity Partners LP	$225,000	3.2%	$4,730	$5,565	60,543.75	71,227.94	$14,191	$16,695	181,631.25	213,683.82	$18,921	$22,260
Forum Partners, a Partnership	$219,015	3.1%	$4,604	$5,417	59,005.26	69,417.96	$13,813	$16,251	177,015.79	208,253.87	$18,418	$21,668
Pierce Diversified Strategy Master Fund LLC	$150,000	2.1%	$3,154	$3,710	40,362.50	47,485.29	$9,461	$11,130	121,087.50	142,455.88	$12,614	$14,840
Crescent Capital	$110,000	1.5%	$2,313	$2,721	29,599.17	34,822.55	$6,938	$8,162	88,797.50	104,467.65	$9,250	$10,883
Baci Associates, LLC	$55,000	0.8%	$1,156	$1,360	14,955.42	17,594.61	$3,469	$4,081	44,866.25	52,783.82	$4,625	$5,441
Glenn L. Argenbright	$50,905	0.7%	$1,070	$1,259	13,825.19	16,264.93	$3,211	$3,777	41,475.56	48,794.78	$4,281	$5,036
Harry Rosen IRA	$50,000	0.7%	$1,051	$1,237	13,400.00	15,764.71	$3,154	$3,710	40,200.00	47,294.12	$4,205	$4,947
Kenneth Gaspar	$25,000	0.4%	$526	$618	6,727.08	7,914.22	$1,577	$1,855	20,181.25	23,742.65	$2,102	$2,473
Kelda M. Sledz	$25,000	0.4%	$526	$618	6,727.08	7,914.22	$1,577	$1,855	20,181.25	23,742.65	$2,102	$2,473
Demetrios Manthous	$16,968	0.2%	$357	$420	4,608.31	5,421.54	$1,070	$1,259	13,824.92	16,264.61	$1,427	$1,679
John R. Cohagen	$15,000	0.2%	$315	$371	4,036.25	4,748.53	$946	$1,113	12,108.75	14,245.59	$1,261	$1,484
Capital Placement Holdings, Inc. (Oyer)	$8,484	0.1%	$178	$210	2,304.15	2,710.77	$535	$630	6,912.46	8,132.30	$713	$839

TOTAL Participation	$6,156,872	86.3%	$129,438	$152,280	1,659,909.87	1,952,835.14	$388,314	$456,840	4,979,729.61	5,858,505.42	$517,752	$609,120

Disclosure Schedules

These Disclosure Schedules set forth the disclosures and exceptions of FLO Corporation, a Delaware corporation (the “Company”), to various sections of the Debenture Purchase Agreement, dated as of December 23, 2008 (the “Agreement”), by and among the Company and the Purchasers identified on the signature page to the Agreement.

The section numbers in these Disclosure Schedules correspond to the section or schedule numbers in the Agreement; provided, however, that any information disclosed herein under any section or schedule number shall be deemed to be disclosed and incorporated into any other paragraph, section or schedule number under the Agreement where such disclosure would be appropriate or applicable. Any terms defined in the Agreement shall have the same meaning when used in these Disclosure Schedules as when used in the Agreement unless the context otherwise requires.

Schedule 3.1(a) Subsidiaries

The Company has no subsidiaries.

Schedule 3.1(d) No Conflicts

Pursuant to that certain Note and Warrant Purchase Agreement, dated as of April 3, 2008, May 8, 2008 and May 21, 2008 (the “Note Purchase Agreement”) by and among the Company and the purchasers listed on Exhibit A thereto (the “Purchasers”), the Company shall not issue any securities that rank pari passu or senior to the Company’s 12% Senior Convertible Promissory Notes (the “12% Notes”) without the prior written consent of at least seventy-five percent (75%) of the principal amount of the 12% Notes outstanding at such time. The Company has obtained the consent of at least seventy-five percent of the principal amount of the 12% Notes to issue the Debentures.

Pursuant to the Note Purchase Agreement, until April 3, 2009, upon any issuance by the Company of Common Stock, Common Stock Equivalents, Indebtedness (as such terms are defined in the Note Purchase Agreement) (or a combination of units thereof) (a “Subsequent Financing”), each Purchaser (as such term is defined in the Note Purchase Agreement) shall have the right to participate in up to an amount of the Subsequent Financing equal to 50% of the Subsequent Financing on the same terms, conditions and price provided for in the Subsequent Financing and in accordance with the procedures set forth in the Note Purchase Agreement.

Schedule 3.1(e) Filings, Consents and Approvals

•	See disclosure under Schedule 3.1(d).

•	All state and federal filings required under Regulation D promulgated under the Securities Act of 1933, as amended.

•	All filings required under the Exchange Act of 1934, as amended.

•

Pursuant to the Note Purchase Agreement, no provision of the Note Purchase Agreement may be waived or amended other than by a written instrument signed by the Company and the Purchasers holding at least a majority of the principal amount of the 12% Notes then held by the Purchasers.

Schedule 3.1(g) Capitalization

As of the date of the Agreement, the Company’s authorized capital stock consists of the following:

•	100,000,000 shares of Common Stock; and

•	15,000,000 shares of preferred stock, 2,000 of which are designated as Series A Preferred Stock and 5,000 of which are designated as Series B Preferred Stock.

As of the date of the Agreement, the Company’s issued and outstanding shares of capital stock consist of the following:

•	2,784,649 shares of Common Stock; and

•	1,519.9994 shares of Series B Preferred Stock.

As of the date of the Agreement, the following outstanding securities are convertible into or exchangeable for shares of the Company’s Common Stock:

•	Equity awards pursuant to the Company’s 2007 Equity Incentive Plan for 175,000 restricted shares of Common Stock;

•	12% Notes convertible into 9,370,640 shares of Common Stock;

•	Warrants issued to placement agents (the “Placement Agent Warrants”) to purchase 3,683,541 shares of Common Stock;

•	Series A-1 Warrants (the “Series A-1 Warrants”) to purchase 2,965,811 shares of Common Stock;

•	Series A-2 Warrants (the “Series A-2 Warrants”) to purchase 2,965,811 shares of Common Stock;

•	Note Warrants (the “Note Warrants”) to purchase 8,918,661 shares of Common Stock;

•

Short-Term Warrants (the “Short-Term Warrants” and together with the Placement Agent Warrants, Series A-1 Warrant, Series A-2 Warrants and Note Warrants, the “Warrants”) to purchase 7,134,932 shares of Common Stock; and

•	1,519.9994 shares of Series B Preferred Stock convertible into 19,884,647 shares of Common Stock.

Pursuant to that certain Registration Rights Agreement, dated as of July 3, 2007, and filed with the Securities and Exchange Commission on October 5, 2007, as Exhibit 4.1 to the Company’s registration statement on Form 10-SB, the Company agreed to file a registration statement covering the resale of the shares of Common Stock issuable upon exercise of the Placement Agent Warrants, the Series A-1 Warrants and the Series A-2 Warrants.

Pursuant to the terms of the Series B Preferred Stock and the Warrants, the Company may become bound to issue additional shares of the capital stock of the Company or options, securities or rights convertible into shares of capital stock of the Company under certain circumstances. The Company is not obligated to issue additional shares of capital stock of the Company to the holders of the Series B Preferred Stock and Warrants in connection with the issuance of the Debentures.

Pursuant to that certain Sponsorship Agreement, dated July 21, 2008, among WFI Stadium, Inc., Pro-Football, Inc., d/b/a/ the Washington Redskins (collectively, the “Washington Redskins”), and the Company, the Company agreed to issue 400,000 shares of Common Stock to the Washington Redskins’s designated entity, which share have not been issued.

Schedule 3.1(h) SEC Reports; Financial Statements

The Company has not filed its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2008.

Schedule 3.1(i) Material Changes; Undisclosed Events, Liabilities or Developments

See disclosure under Schedule 3.1(h).

See disclosure under Schedule 3.1(v).

See disclosure under Schedule 3.1(y).

Since June 30, 2008, the Company has not disclosed its liabilities required to be reflected in the Company’s financial statements pursuant to GAAP or disclosed in filings made with the Commission.

The Company has incurred unpaid fees of approximately $1.3 million for accounting and audit services performed by BDO Seidman, LLP and for legal services performed by DLA Piper LLP (US).

Schedule 3.1(j) Litigation

The Company is in receipt of a notice dated October 21, 2008, from the attorneys for Hospital Shared Services, Inc., requesting immediate payment of the outstanding amount of $249,884.80 for staffing services provided at the Reno-Tahoe International Airport.

Schedule 3.1(k) Labor Relations

The Company may owe amounts for wages to its employees.

Schedule 3.1(l) Compliance

See disclosure under Schedule 3.1(h).

See disclosure under Schedule 3.1(i).

Pursuant to the 12% Notes, an Event of Default under the 12% Notes may have occurred if default shall be made in the performance or observance of any material covenant, condition or agreement contained in the Note Purchase Agreement or any other Transaction Documents (as defined in the 12% Notes) which is not covered by any other provisions of Section 2.1 of the 12% Notes, including Sections 3.2 (Registration and Listing), 3.9 (Reporting Status) and 3.19

(Participation in Future Financing) of the Note Purchase Agreement, and such default is not fully cured within five (5) business days after the Holder delivers written notice to the Company of the occurrence thereof.

Pursuant to that certain promissory note, dated May 8, 2008, issued by the Company to Unisys Corporation in the principal amount of $1.0 million (the “Unisys Note”), an Event of Default under the Unisys Note shall have occurred if the Company shall generally not pay its debts as such debts become due. The Company has not received written notice of an Event of Default under the Unisys Note.

Schedule 3.1(v) Solvency

The Unisys Note, principal amount of $1.0 million, is due August 8, 2009 and accrues interest at 12% per annum.

The 12% Notes, aggregate principal amount of $7.1 million, are due in April and May 2010 and accrue interest at 12% per annum.

See disclosure under Schedule 3.1(i).

Schedule 3.1(v)(i)

See disclosure under Schedule 3.1(i).

See disclosure under Schedule 3.1(j).

See disclosure under Schedule 3.1(l).

Schedule 3.1(y) Accountants

The Company’s accounting firm is BDO Seidman, LLP.

See disclosure under Schedule 3.1(i).

BDO Seidman, LLP has advised the Company that it will not (i) consent to the inclusion of its reports related to the Company’s financial statements in the Company’s SEC Reports or (ii) express its opinion with respect to the financial statements to be included in the Company’s Annual Report for the year ending December 31, 2008, until such outstanding fees have been paid.

Schedule 3.1(z) Seniority

As noted in the disclosure under Schedule 3.1(d) above, pursuant to the Note Purchase Agreement, the Company shall not issue any securities that rank pari passu or senior to the 12% Notes without the prior written consent of at least seventy-five percent (75%) of the principal amount of the 12% Notes outstanding at such time. The Company has obtained the consent of at least seventy-five percent of the principal amount of the 12% Notes to issue the Debentures.

Schedule 3.1(aa) No Disagreements with Accountants and Lawyers

See disclosure under Schedule 3.1(i).

See disclosure under Schedule 3.1(y).

Schedule 3.1(ee) Listing and Maintenance Requirements

See disclosure under Schedule 3.1(h).

Schedule 4.4 Use of Proceeds

In addition to general corporate and working capital purposes, the Company intends to use the proceeds from the sale of the Debentures to pay outstanding accounts payable.